Exhibit 14

AtriCure Code of Conduct AtriCure, Inc. Code of Conduct POL-002-000 / Version: 01 Effective Date: Nov. 1, 2017

Unwavering integrity, honesty, and transparency means that we use good judgment, make ethical and informed decisions, and take personal responsibility for our actions. A Message from the CEO, Michael Carrel The last five years have been a time of great growth and change at AtriCure. I am proud of the success we have achieved, the reputation we have built, and the credibility we have established. I am even more proud of the commitment to ethics and transparency that has been the foundation of our culture, and the key to our success.  AtriCure’s Code of Conduct provides guidance on how to make good decisions in the face of our many challenges. It is the responsibility of each of us to ensure that the Code of Conduct is more than just words on a page or screen. Each of us must live both the spirit and the letter of the Code in every decision we make and every action we take. At AtriCure, we do not tolerate unethical behavior, and we do not tolerate retaliation against those who report it. Together, we will ensure the continued success of AtriCure through our shared commitment to the Code of Conduct. Sincerely, Michael Carrel AtriCure AtriCure Code of Conduct 1

Table of Contents A Message from the CEO 1 About This Code 4 Policies, Procedures, and Supplements to This Code 4 Your Obligations Under This Code 4 Consequences to Violating This Code 5 Our Core Values 6 Acting with Integrity and Honesty 6 How We Conduct Our Business 8 Conduct Guided by Our Culture and Values 8 Management Sets the Tone 8 Protecting our Reputation 9 Managing Conduct Risk 10 Complying with the Law 10 Putting Integrity First for Patients & Customers 11 Product and Service Quality 11 Honest Communications 11 Relationships with Customers and Business Partners 12 Fair Dealing 12 Evaluation and Demonstration Products 13 Giving Gifts 13 Receiving Gifts 14 Providing Meals and Other Hospitality 15 Invitations to Conferences/Symposiums 15 Addressing Conflicts of Interest 15 Clinical Trials 15 Data Protection and Patient/Consumer Privacy 16 Raising Legal and Ethical Concerns and Reporting Misconduct 16 Speaking Up 16 Non-Retaliation Commitment 17 Investigations 18 2 AtriCure Code of Conduct

Employee Activities 19 Outside Activities 19 Use of Social Media 20 Insider Trading 20 Political Contributions and Activities 20 Charitable Donations 21 Misconduct Off the Job 21 Maintaining a Fair and Healthy Work Environment 22 Discrimination and Harassment 22 Workplace Violence 22 Workplace Safety and Environment Substance Abuse 23 Solicitation and Fundraising 23 Gambling 24 Employee Privacy 24 Protecting AtriCure’s Assets and Reputation Managing Accurate Records 25 Safeguarding Information 25 Relationships with and Obligations of Departing and Former Employees Communications with the Public 27 Company Property 28 Government Requests for Information and Facility Visits 28 Request for Waivers 28 3 AtriCure Code of Conduct

About This Code This Code of Conduct is a statement of AtriCure’s commitment to integrity and the highest ethical standards in all that we do. The Code defines the standards of conduct that we expect from our employees, members of our Board of Directors (“directors” or “board”), and business partners and guides us to make the right decisions when performing our jobs. Policies, Procedures, and Supplements to This Code Many of the values and principles set forth in this Code are described further in our policies, procedures, and Employee Handbook. Specific business functions or geographical locations may have their own policies and procedures, which you must also follow. In addition, requirements that apply to specific regions and countries are detailed in Country Supplements to the Code. You are responsible for following this Code and all policies and procedures that apply to you. When we use the term “Code,” we are referring collectively to the Code and any applicable Country Supplement. Your Obligations Under This Code This Code forms part of the terms and conditions of your employment/contract and governs your activities at AtriCure, whether you are an employee or board member. It also covers certain continuing obligations in the event you leave AtriCure. At the time you are hired and at least annually thereafter, you are required to acknowledge that you have read, understand, are in compliance with and agree to abide by this Code. This Code and its provisions apply to you even if you fail to provide your acknowledgment. This Code is not a contract guaranteeing your continued employment or entitling you to any special privileges, rights, or benefits. Q & A WHAT IF I HAVE A CONCERN THAT IS NOT COVERED IN THIS CODE? This Code cannot address every potential concern that you may have. However, the standards, values and other guidance set forth in this Code can help you make the right decision. You are expected to act ethically and with sound, reasoned judgment even in the absence of a specific law, regulation or AtriCure policy. If you need more assistance, contact your manager, a member of the Legal Department or your Human Resources representative. 4 AtriCure Code of Conduct

Consequences of Violating This Code If you violate this Code or any other AtriCure policy or procedure, you may be subject to discipline up to and including the termination of your employment/contract. You are personally responsible for any improper or illegal acts you commit during your employment/contract with AtriCure. You can also be held responsible for the action (or inaction) of others if you knew, or should have known, about their misconduct. Your activities may also be reported to regulators and other governmental authorities, which could result in regulatory or criminal investigations. Depending on the outcome of those investigations, you may be subject to fines, partial suspension, disqualification from employment in the biomedical industry, employment termination, and/or imprisonment. 5 AtriCure Code of Conduct

Our Core Values At AtriCure, we are committed to innovation for the sake of our patients and customers. Our core values reflect this commitment and inform everything we do. This Code is a guide to employees to live the values that have been the foundation of this company. Management relies on employees to hold each other accountable because actions that violate this Code put us and the company at risk. Our first responsibility is to the patients and customers we serve. Our commitment to innovation is relentless. Our corporate integrity, honesty, and transparency are unwavering. Acting with Integrity and Honesty This Code is designed to promote honest, ethical, and lawful conduct by all employees and board members, and all third parties conducting business on behalf of AtriCure. In addition, the Code is intended to help you understand AtriCure’s standards of ethical business practices, including compliance with the standards of the AdvaMed Code and MedTech Europe Code of Ethical Business Practices, and to stimulate awareness of ethical and legal issues that may be encountered in carrying out your responsibilities. 6 AtriCure Code of Conduct

This Code cannot anticipate every situation that may arise, so it is important to use a systematic approach to each new question or problem. Below are the steps you should follow when you face a question about whether an action or proposed action complies with this Code: 1. Make sure you have all the facts. To make an informed decision, you must understand the situation. If requested, you should provide AtriCure with all available facts to reach the right solution. 2.Ask Yourself:  What specifically am I being asked to do? Does it seem unethical or improper? Answering these questions and the additional questions below will enable you to focus on the specific question you are faced with, and the alternatives available to you. 3.Use your common sense. If something seems unethical or improper, it probably is. 4.Clarify your responsibility and role. In most situations, there is shared responsibility. Talk with your colleagues about what you are being asked to do. It often helps to get perspective or input from others. 5.Discuss the problem with your manager. In most situations, your manager will be more knowledgeable about the situation and will appreciate being brought into the decision-making process. Remember, it is your manager’s responsibility to help you solve problems. If your manager cannot help you, there is someone else at the company who can. 6.Seek help from company resources. In a case where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your questions, discuss it with the Human Resources or Legal Department or, if applicable, the Compliance Officer. 7.Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act. When in doubt, stop and think. Use your best judgment to make the right decision. If you are unclear about the laws, regulations and policies that apply to your job responsibilities, or if you are unsure about the legality or appropriateness of a course of action, you should seek guidance from your manager, the Legal Department, or your Human Resources representative before any action is taken. 7 AtriCure Code of Conduct

How We Conduct Our Business Conduct Guided by Our Culture and Values We strive to adhere to the highest standards of ethical conduct. We will not compromise the legal, regulatory or policy requirements that govern our activities. Our commitment to ethical conduct means that we abide not only by the letter, but also by the intent, of applicable laws and regulations. As part of our commitment to act ethically, each of us is responsible for complying with relevant conduct standards, including: •acting with integrity, due skill, care, and diligence at all times; •being open and cooperative with regulators; •putting the patient’s interest first; and •observing proper standards of market conduct. MANAGEMENT SETS THE TONE We earn credibility with our customers, business partners, and co-workers by keeping our commitments, acting with honesty and integrity, and pursuing our company goals solely through ethical and professional conduct. Our managers have the added responsibility of creating an open and supportive environment where employees feel comfortable asking questions, raising concerns, and reporting misconduct. Ethical behavior does not simply happen; it is the product of clear and direct communication of behavioral expectations, modeled from the top and demonstrated by example. 8 AtriCure Code of Conduct

Managers who do not take appropriate action when reasonably expected to do so may be held responsible for failure to supervise properly and may subject themselves and AtriCure to adverse consequences. Although managers may delegate certain supervisory functions to a qualified person, managers remain responsible for all activities within their department, and must confirm on a regular basis that any delegated duties that relate to regulatory obligations are being performed.

PROTECTING OUR REPUTATION

Management and the Board of Directors recognize that AtriCure's reputation of excellence and integrity is essential to our success. Such a reputation is a precious asset and, once damaged, is extremely difficult to restore. One irresponsible employee or inappropriate transaction could compromise AtriCure's reputation.

All employees and board members are expected at all times to:

- Avoid actual or perceived conflicts between personal and professional interests where possible;
- Pursue the ethical handling of actual or perceived conflicts of interest when unavoidable (see the ***Addressing Conflicts of Interest section*** below);
- Provide full, fair, accurate, timely, and understandable disclosure in applicable regulatory and other public communications made by AtriCure;
- Be accountable personally for adherence to this Code;
- Comply with applicable governmental rules and regulations, and with applicable industry standards; and
- Promptly report any actions that violate this Code.

It is every employee's and board member's professional and personal responsibility to assess the potential impact of their actions on AtriCure's reputation. You must exercise sound judgment before planning or acting to ensure that you will not jeopardize your or AtriCure's reputation. Ask yourself these questions:

Does my action comply with the letter and intent of applicable laws, regulations, and our policies?

Could my action damage my or AtriCure's reputation for being ethical or embarrass me or AtriCure?

AtriCure Code of Conduct / 9

Who might benefit from or be harmed by my action? How would my action appear if it were the subject of media reports or other publicity? Could my action be perceived by others as inappropriate or unethical? This Code is part of a broader set of Company policies and compliance procedures, including the AtriCure Employee Handbook. If you have any questions or concerns about your responsibilities under this Code, discuss your questions or concerns with your manager or request advice from our Human Resources Department or the Compliance Officer. MANAGING CONDUCT RISK You must be alert to any potential adverse consequences that your actions or the actions of others might have for our customers, patients, or AtriCure; these types of actions are considered conduct risks. AtriCure has processes in place to support you in identifying, managing, and reporting conduct risk. If you identify any concerns, whether they affect your business unit or others, you must escalate these to your manager or use any of the other escalation channels described in this Code. When escalating your concerns, discuss whether it is appropriate for the notified individual to communicate with representatives of other AtriCure businesses or legal entities. If you are a manager, you must act promptly to address any concerns that are brought to your attention. For more information, refer to the Management Sets the Tone section above. COMPLYING WITH THE LAW Although this Code addresses some of the common challenges that AtriCure faces, it cannot address every situation that may arise in our workplace. When in doubt as to whether an activity is proper, you should seek guidance from your manager, the Human Resources Department, or the Compliance Department. Laws and regulations are complex and subject to change, and often vary from country to country. Company policies may also be subject to change and may vary greatly depending on the country in which we are operating. For these reasons, you 10 AtriCure Code of Conduct must take care to familiarize yourself with the policy, procedures, and laws that apply to your particular job functions and location(s). If a local law conflicts with this Code, comply with local law. If local custom or practice conflicts with this Code, comply with the Code. Q & A WE ARE BEHIND SCHEDULE AND UNDER A GREAT DEAL OF PRESSURE. MAY WE MODIFY A FEW MANUFACTURING STEPS TO SPEED UP PRODUCTION? While we strive to streamline manufacturing processes to make them as efficient as possible, we must always go through proper channels to receive approval to modify existing manufacturing procedures. Some steps may be required by regulatory agencies or as part of our quality systems. Others may be required to meet our own quality standards.  If you have further questions – or to make suggestions on how to improve a process – consult with your manager or the VP of Quality before taking action. Putting Integrity First for Patients & Customers PRODUCT AND SERVICE QUALITY We are committed to meeting or exceeding customer and regulatory requirements regarding the research, development, manufacturing, packing, testing, supplying, and marketing of our products. Quality means consistently satisfying requirements and expectations by delivering products and services of the highest value in a timely manner. Our customers include internal company employees, consumers, health care professionals, health care organizations, government agencies, wholesalers, and distributors.  While patients are not our customers, they are ultimately impacted by what we do and how we do it. After all, one of our core values is putting patients and our customers first. Quality improvement in all areas of our business, from product research in our laboratories to patient use of our products, is imperative to deliver consistent quality products and procedures that can treat even the most complex conditions. The achievement of our quality goals and objectives depends on our ability to listen to and respect customer needs in every business activity. HONEST COMMUNICATIONS Our customers and the patients they serve depend not only on the quality of our products, but also on the quality of the information we provide to the medical community and general public. Information furnished to our customers about our 11 AtriCure Code of Conduct products, including availability and delivery, must be useful, accurate, supported by scientific evidence where relevant, and presented honestly, fairly, and by proper means. This means that promotional communications include a description of uses and must also include (unless otherwise required by law or regulations) a summary of precautions, warnings, and the effectiveness of the described indicated uses. We do not communicate with the intent of promoting products for use before the product is approved for such use. Q & A AS A SALES REPRESENTATIVE FOR ONE OF OUR PRODUCTS, I KNOW I AM NOT SUPPOSED TO ENCOURAGE OR PROMOTE THE PRODUCT IN A WAY THAT IS INCONSISTENT WITH PRODUCT LABELING. BUT IF A PHYSICIAN STARTS ASKING QUESTIONS ABOUT SUCH USE, MAY I REFER HIM TO STUDIES AND TO OTHER DOCTORS WHO ARE ALSO PRESCRIBING SUCH USE? Our employees must not provide physicians with information that is inconsistent with the FDA cleared or approved label. You should advise the physician that AtriCure does not promote use of the product for purposes other than those specified in the product label. If the physician desires additional information on this topic, the physician may contact the company’s Medical Director. Company employees and third parties acting on behalf of AtriCure may only distribute promotional materials that have been approved for distribution by AtriCure’s Promotional Review Committee. RELATIONSHIPS WITH CUSTOMERS AND BUSINESS PARTNERS Fair Dealing Each employee and board member should deal fairly with AtriCure’s suppliers, customers, competitors, and employees. No employee or board member should take unfair advantage through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. We respect the confidentiality and privacy of our suppliers and customers. Information about the Company’s suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation with AtriCure. Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly. 12 AtriCure Code of Conduct

Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms, and scheduling. AtriCure strives to produce advertisements and sales and marketing materials that are fair, accurate and lawful. False or misleading statements to sell or market AtriCure products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer. Evaluation and Demonstration Products in the United States, AtriCure products may be provided at no charge to Health Care Professionals for evaluation including single use (sometimes called “consumable” or “disposable” products) and multiple use products (sometimes referred to as “capital equipment”). These products allow Health Care Professionals to assess the appropriate use and functionality of the product and determine whether and when to use, order, purchase, or recommend the product in the future. Refer to the Guide to Interactions with Health Care Professionals for details. Health Care Professionals should be provided with documentation and disclosure regarding the no-charge status of evaluation and demonstration products. Giving Gifts Business interactions with Health Care Professionals should be professional in nature and should facilitate the exchange of medical or scientific information that will benefit patient care. To ensure the appropriate focus on an educational and/or informational exchange and to avoid the appearance of impropriety, AtriCure may provide items to Health Care Professionals that benefit patients or serve a genuine educational function. Other than medical textbooks or anatomical models used for educational purposes, any such educational item should have a fair market value of less than $100. To safeguard the public’s confidence in physicians to make decisions solely on the basis of patient health, we do not allow any gift giving, regardless of cost or type with the exception of the education materials discussed above, to non-employee Health Care Professionals. Payments may be made to Health Care Professionals in exchange for the Health Care Professionals providing bona fide services to AtriCure where the payments reflect the fair market value of the services, the services are of genuine need to AtriCure, and other applicable policies and procedures are adhered to. If you have any questions regarding a specific matter or event, you should discuss your questions or concerns with your manager or request advice from our Human Resources or Compliance Department. 13 AtriCure Code of Conduct

Government Officials or Employees: No Gifts, Meals, Hospitality, or Other Benefits In most countries, it is prohibited to provide payments or anything of value to government officials or government employees to obtain or retain business.  Providing gifts, meals, hospitality, or similar items requires additional evaluation to ensure that no inappropriate payment or benefit is being provided. Also, AtriCure wants to avoid even the appearance of impropriety. Talk with the Compliance Department before providing a gift, invitation, or any other kind of benefits to a government employee. Receiving Gifts Gifts or entertainment should never be accepted by any employee or family member of an AtriCure employee unless it is infrequent in nature and: •is not a cash gift, •is consistent with customary business practices, •is not excessive in value (use less than $100 in value per person as a guideline), •cannot be construed as a bribe or payoff, and •does not violate any laws or regulations. Employees, board members, and their families are prohibited from requesting, accepting, or offering any form of “under-the-table” payment, “kickback,” bribe, rebate or other improper payment or gratuity in connection with any corporate expenditure or sale of goods or services. If approached with such an offer, the individual must immediately notify a responsible manager, the Human Resources Department or Legal Department. Providing Meals and Other Hospitality We may provide occasional meals or hospitality, provided that the meal is modest and accompanied by a legitimate informational presentation or discussion, or ancillary to another legitimate activity such as a consultant meeting. Meals for a spouse or guest of a Health Care Professional are not provided. The providing of meals or other hospitality is permitted only if it is not likely to 14 AtriCure Code of Conduct be perceived as an attempt to improperly influence business decisions and not embarrassing to AtriCure if it were to receive public scrutiny. INVITATIONS TO CONFERENCES/SYMPOSIUMS We are committed to conducting and participating in educational programs that share medical and scientific information. We also recognize the importance of ensuring that these activities are undertaken in an appropriate and professional manner, with the ultimate goal of improving patient care. Accordingly, the meeting agenda must be appropriate for participants and support the meeting’s scientific purpose. The location should be selected on the basis of participant travel convenience, cost, and appropriateness for the type of meeting and audience. We do not pay for physicians to attend events not hosted or sponsored by AtriCure. We do not fund travel for spouses or companions of attendees. ADDRESSING CONFLICTS OF INTEREST Potential and actual conflicts of interest can pose regulatory risk to AtriCure. Consistent with our core value of AtriCure’s patients and customers being our first responsibility, you must be sensitive to whether the actions you take could create an actual or potential conflict of interest, or even the appearance of a conflict. This is the case whether you are acting on your own behalf or on the behalf of AtriCure, your business unit, or a customer. In the complex business environment in which AtriCure operates, conflicts of interest will arise. What is important is to recognize when an actual or potential conflict exists and to take the appropriate steps to address it appropriately. Our Conflict of Interest Policy describes the framework in place at AtriCure for identifying and addressing actual or potential conflicts of interest. You should promptly discuss any business or personal activity or relationship (including those that involve family members) that could give rise to an actual or potential conflict of interest, or the appearance of a conflict, with your manager or a member of the Compliance Department. For more information, refer to the Conflict of Interest Policy. CLINICAL TRIALS Clinical trials determine the safety and usefulness of our products in people who volunteer to participate in our studies. Therefore, it is crucial that we conduct these trials with the utmost regard for the health and safety of participants while furthering the interests of science and society. Detailed standards and guidelines concerning clinical trials and product protocols are available from the Medical Director or Senior VP of Clinical, Regulatory, and Scientific Affairs. 15 AtriCure Code of Conduct

Clinical research shall be conducted under the direction of qualified medical and scientific personnel and according to high standards of medical and clinical ethics. Close collaboration and interaction with the medical and scientific community are essential to our mission. DATA PROTECTION AND PATIENT/CONSUMER PRIVACY AtriCure makes all reasonable efforts to comply with all applicable privacy and data protection laws, regulations, and treaties to protect personal information that the Company collects from, or maintains about, customers, patients, or others. Employees, board members, and third parties working on behalf of AtriCure must take care to protect customer, patient, and other personal health information from inappropriate or unauthorized use or disclosure. AtriCure provides all required privacy notices regarding the collection of information in accordance with applicable law. Raising Legal and Ethical Concerns and Reporting Misconduct SPEAKING UP We are expected to work together to ensure prompt and consistent action to address violations of this Code. However, sometimes it is difficult to discern if a violation has occurred or may occur. We each have an obligation to speak up when we are faced with conduct or situations that raise legal or ethical concerns. This includes suspected or attempted wrongdoing and fraud, whether taking place within AtriCure or being attempted by a third party. If you believe your own or another’s behavior may violate the principles of conduct outlined in this Code or our supporting policies, it is your responsibility to promptly inform the appropriate person. Q & A CAN I REPORT A CONCERN ANONYMOUSLY? AtriCure encourages employees making reports to identify themselves so that the information can be reviewed promptly and thoroughly. Our ability to directly contact an individual who has raised a concern will expedite any review. However, you may submit an anonymous report when using the hotline or ethics website. AtriCure does not tolerate any form of retaliation against individuals reporting suspicions or violations or participating in related investigations. 16 AtriCure Code of Conduct

For suspected violations, notify one of the following: Ethics hotline (855.541.4171) •Ethics website (atricure.ethicspoint.com) You may also report matters and concerns in a non-anonymous manner by calling members of the Compliance Department or by email (compliance@atricure.com). Reporting violations: Ethics hotline: 855.541.4171 Ethics website: ethicspoint.atricure.com Refer to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers for information on reporting any suspected violations related to audit and accounting procedures or related matters. If you are in a situation that you believe may involve or lead to a violation of this Code, you have a responsibility to disclose to, and seek guidance from, a responsible manager, the Human Resources Department, or the Compliance Officer. Failure to follow this Code, as well as to comply with federal, state, local, and any applicable foreign laws, and AtriCure’s corporate policies and procedures may result in discipline up to and including termination of employment or board service. NON-RETALIATION COMMITMENT We encourage the communication of concerns relating to the lawful and ethical conduct of business and require reporting of any suspected violations. It is AtriCure’s policy to protect those who communicate concerns and those who participate in an investigation from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available and are described in the Code. However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct. Refer to the Employee Handbook for more information. Q & A WHAT ABOUT RETALIATION FOR REPORTING A CONCERN? We take allegations of misconduct seriously and prohibit retaliation against or the victimization of any individual raising a concern or participating in an investigation. 17 AtriCure Code of Conduct

INVESTIGATIONS Allegations of Code violations will be reviewed and investigated as applicable by the Human Resources Department, Compliance Officer, CFO, or President/CEO. In some appropriate circumstances, the Audit Committee, Corporate Governance Committee, or the Compliance, Quality and Risk Committee or their respective designees may be involved. AtriCure may also engage outside resources, such as legal counsel or consultants, as necessary. 18 AtriCure Code of Conduct

Employee Activities Outside Activities AtriCure’s employees are expected to devote their full time and attention to company business during regular working hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees should avoid outside business activities that divert their time and talents from AtriCure’s business. Though AtriCure encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the company. Employees are expected to disclose the nature of any non-company activity for which compensation is received if there is a possibility the activity could be viewed as creating a conflict of interest pursuant to this Code.  Employees must obtain approval from the AtriCure board before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency. Serving on boards of not-for-profit or community organizations does not require prior approval. However, if service with a not-for-profit or community organization creates a situation that poses a conflict of interest with AtriCure (for example, the organization solicits charitable contributions from the company or purchases significant services from the company), AtriCure’s board should be contacted for approval prior to such service. Subject to the limitations imposed by this Code, and other applicable company policies and agreements, each employee is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the company’s interests. No employee or board member may use his or her Company position or title or any company equipment, supplies or facilities in connection with outside activities, nor may any employee or board member do anything that might infer sponsorship or support by the company of such activity, 19 AtriCure Code of Conduct unless such use has been approved in writing by a responsible manager, the Human Resources Department or the Compliance Officer. Use of Social Media Due to federal regulations, there are strict requirements related to posting information about or promoting AtriCure or any of our products. See the Employee Handbook, Social Media section for details. In general, when you interact on social media, remember that you are representing AtriCure. Insider Trading No employee or board member may trade in securities while in possession of information that would be considered valuable to investors, such as earnings estimates, clinical trial results, or mergers and acquisitions. Employees and board members cannot disclose such information to third parties (“tipping”). The use of this type of information for trading, or tipping others to trade, is both unethical and illegal. Any questions as to whether information is material or non-public should be directed to AtriCure’s CFO. For additional information, see also the Insider Trading Policy, available upon request from the CFO. Additionally, all employees and board members must provide full, fair, and accurate disclosure in all government filings and public communications. Political Contributions and Activities the Company permits political activity and participation in electoral politics by employees and board members where appropriate. However, such activity must occur strictly in an individual and private capacity and not on behalf of AtriCure, except as approved by the board. Employees and board members may not conduct personal political activity on company time or use company property or equipment for this purpose. No direct or indirect political contribution of any kind may be made in the name of AtriCure, unless the Human Resources Department or the Legal Department has certified in writing that such political contribution complies with applicable law. When such permission is given, such contributions shall be by check to the order of the political candidate or party involved, or by such other means as will readily enable AtriCure to verify, at any given time, the amount and origin of the contribution. 20 AtriCure Code of Conduct

Charitable Donations In the United States, AtriCure and AtriCure personnel may make monetary or medical technology donations for charitable purposes, such as supporting indigent care, patient education, public education, or the sponsorship of events where the proceeds are intended for charitable purposes. If the contribution is given to an organization that provides services related to AtriCure’s business, approval must be granted prior to the contribution. Contributions to organizations not related to AtriCure’s business, such as the United Way, American Red Cross, or a religious organization, does not require approval. Donations should be motivated by authentic charitable purposes and should be made only to charitable organizations. Outside the United States, AtriCure and AtriCure personnel may make monetary donations for any charitable or philanthropical purpose, any authentic organization and/or other non-profit entities entitled to receive them under applicable national or local laws and regulations. All charitable donations by AtriCure are administrated through Finance and approved by management. Misconduct Off the Job Employees and board members must avoid conduct off the job that could impair work performance or affect AtriCure’s reputation or business interests. For AtriCure to determine any potential impact to your work performance or AtriCure, you must promptly report to the Compliance Officer any arrest or charge pending final resolution or conviction for: 1.Any felony (or state or local law felony equivalent); 2.Any crime involving dishonesty, fraud, assault, battery or violence; 3.Any other circumstance which may affect your ability to perform your job or otherwise affect the company’s business interests. An arrest or conviction will not automatically disqualify you from employment or other service with AtriCure. The company will make an individualized assessment of the circumstances of the situation and take into account how the situation may be related to and impact your job duties. 21 AtriCure Code of Conduct

Maintaining a Fair and Healthy Work Environment The Company is an equal opportunity employer and bases our recruitment, employment, development, and promotion decisions solely on a person’s ability and potential in relation to the needs of the job, and complies with local, state, and federal employment laws.  Discrimination and Harassment AtriCure has a zero-tolerance policy for discrimination, sexual harassment, or other harassment based on race, color, national origin, sex, religion, age, sexual orientation, gender identity, status as a protected veteran or an individual with disability, or any other protected group status or non-job related characteristic as directed by law. Harassment includes but is not limited to, racist, sexist, or ethnic comments, jokes, or gestures, or any conduct or statements creating an intimidating, hostile or offensive work environment. Refer to the Employee Handbook, Harassment-Free Workplace section for more information. Any unlawful discrimination or harassment must be brought to the attention of your manager or Human Resources Department, who will arrange for an investigation. If your complaint is about your manager or you are otherwise uncomfortable reporting your complaint to him or her, you should report it directly to the Human Resources Department. All efforts will be made to handle the investigation as confidentially as possible. Workplace Violence AtriCure will not tolerate any threatening, hostile, or abusive behavior in the workplace, while operating company vehicles or on company business, or by any persons on company property. Immediate and appropriate action will be taken against offenders, up to and including termination of employment and referral for criminal prosecution. AtriCure will also not tolerate threatening, hostile, or abusive conduct directed by employees or customers towards AtriCure personnel at any time or place. Damage to property is also prohibited. Refer to the Employee Handbook, Violence-Free Workplace section for more information. You must immediately report any instance of violence or hostile behavior to 22 AtriCure Code of Conduct a manager. In cases of imminent danger, you should contact 911 or local law enforcement first, then contact a manager. Workplace Safety and Environment AtriCure is committed to providing a safe workplace for all employees and meeting its environmental responsibilities. You must perform your job in a safe and environmentally responsible manner in compliance with applicable AtriCure policies and procedures and the law. If you believe that a safety, health, or environmental hazard exists, or you have concerns about unsafe equipment practices or conditions, you must immediately report the situation to your manager. If you are unable to reach your manager directly or there is an imminent threat to personnel, you must also contact the Environmental Health and Safety Manager. If you are a manager, you must ensure that the employees you manage are trained on the safety and environmental regulations and policies. You must investigate all safety, health, and environmental issues that come to your attention, and refer any issues of potential non-compliance to your manager, Environmental Health and Safety Manager, or a member of the Safety Committee. If you believe that your manager has failed to take appropriate action to remedy a condition which is unsafe or in violation of any safety, health, or environmental law or practice, you must immediately contact the Environmental Health and Safety Manager or a member of the Safety Committee. AtriCure is required to record and report work-related accidents. If you are involved in a work-related accident, you must immediately report it to your manager and follow the company’s policies for reporting accidents and injuries. Substance Abuse AtriCure is committed to providing a drug-free work environment. The illegal possession, distribution, or use of any controlled substances on company premises, while on company business, or at business functions is strictly prohibited. Similarly, reporting to work under the influence of any illegal drug or alcohol, and the use of alcohol or the misuse of prescribed or over-the-counter medications in the workplace or on company business, are not in AtriCure’s best interest and violates this Code. Refer to the Employee Handbook, Drug-Free and Alcohol-Free Workplace section for more information. 23 AtriCure Code of Conduct

Solicitation and Fundraising Soliciting and fundraising distract from work time productivity, may be perceived as required, and may be unlawful. Therefore, employees should not solicit contributions or other support from fellow employees, or distribute non-work-related material to fellow employees, during working hours or in areas where work is being performed. The use of company resources, such as email, phone, or computers, to solicit or distribute non-business literature is prohibited, unless otherwise permitted by law.  Non-employees may not engage in solicitation or distribution of literature on company property. The only exception to this prohibition is when the company has authorized communications related to benefits or services made available to employees, company-sponsored charitable organizations, or other company-sponsored events or activities. To determine whether a particular activity is authorized by AtriCure, contact the Compliance Officer Gambling You may not gamble or participate in any games of chance (including raffles, sports pools or lotteries) on company property, on company systems, or while conducting company business. The only exceptions are those events held or sponsored by AtriCure. Employee Privacy In order to protect company assets, provide excellent service, ensure a safe workplace, and to investigate improper use or access, AtriCure may monitor employee’s use of computer and/or communication devices, including internet use and corporate and personal web-based email access from AtriCure devices or systems. AtriCure reserves the right to inspect, monitor, and record the use of all company property, company-provided communication devices, vehicles, systems, and facilities – with or without notice – and to search or monitor at any time any and all company property and any other personal property (including vehicles) on company property. Refer to the Privacy Policy for more information. 24 AtriCure Code of Conduct

Protecting AtriCure’s Assets and Reputation Every employee and board member has a personal responsibility to protect AtriCure’s assets from misuse or misappropriation. The assets include tangible assets, such as products, equipment, and facilities, as well as intangible assets, such as business opportunities for AtriCure, intellectual property, trade secrets, business information, and its reputation. Managing Accurate Records Accurate business records are essential to the operations of AtriCure and to maintain and safeguard stockholder confidence. All employees are expected to retain records, whether hard copy or electronic, according to AtriCure’s Records Management Policy. Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any potential official proceeding is a crime. Prior to the destruction of corporate records, all employees must consult an appropriate manager to ensure compliance with the Records Management Policy. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. Any belief that AtriCure’s records are being improperly altered or destroyed should be reported to a responsible manager, the Legal Department or the Human Resources Department. See the Records Management Policy for more details. Safeguarding Information No employee or board member of AtriCure who is entrusted with information of a confidential or proprietary nature shall disclose that information outside the Company, except with written authorization of the Company or as may be otherwise required by law. Any employee who receives communications from the Securities and Exchange Commission should contact the Chief Financial Officer. Confidential information includes all non-public information learned as an employee or board member of AtriCure and could be about AtriCure, its suppliers, customers, patients, or other constituents.  Regardless of the subject or source of the information, all employees and board members cannot use confidential information for their own personal benefit or the benefit of persons or entities outside the company. 25 AtriCure Code of Conduct

Some examples of confidential information: •Non-public information that might be of use to competitors, of interest to the press, or harmful to AtriCure or its customers, if disclosed; Non-public information about AtriCure’s financial condition, prospects or plans; AtriCure’s marketing and sales programs and research and development information; Non-public information concerning possible transactions with other companies; and Non-public information about discussions and deliberations between and among employees and board members related to business issues and decisions, except that employees are permitted to discuss their terms and conditions of employment. Refer to the Employee Handbook, Confidentiality section for more information. You can also refer back to the Non-Competition, Proprietary Information, and Inventions Agreement you signed when hired. See the Insider Trading section above, as well as the Insider Trading Policy and any policies relating to individual confidentiality agreements. There are laws in place to ensure vigorous competition exists to ensure the production of high quality, appropriately priced and innovative products and services. AtriCure is dedicated to ethical, fair, and vigorous competition. Our products are sold solely on the basis of their merit, superior quality, and innovative design, through the efforts and contributions of its employees and board members. Every employee and board member is expected to support these efforts. Whenever any doubt exists as to the legality of any communication, action, or arrangement, please contact the Human Resources Department or the Compliance Officer immediately. Concerns about any financial transactions should be referred to the Chief Financial Officer for handling. 26 AtriCure Code of Conduct

Relationships with and Obligations of Departing and Former Employees Your obligation to abide by company standards exists even after your employment with AtriCure ends. The following requirements apply to all current, departing, and former AtriCure employees: •When leaving or retiring, you must ensure that you return all AtriCure property in your possession, including all records and equipment. You may not breach any employment condition or agreement you have with AtriCure.  You may not use or disclose AtriCure non-public information in any subsequent employment, unless you receive written permission in advance from an AtriCure officer and the Legal Department. You may not provide any AtriCure non-public company information to former employees, unless authorized. If a former employee solicits non-public information from you, you must immediately notify the Legal Department. When considering a former employee for re-hire, use as an independent contractor, or to purchase products or services on AtriCure’s behalf, refer to Human Resources or the Executive Management team. Please note that some former employees are never eligible for rehire. If you are concerned that a former AtriCure employee is benefiting unfairly from information obtained while employed at AtriCure, or may be inappropriately receiving AtriCure non-public information, you should contact the Compliance Officer for guidance. Communicating with the Public The Company is committed to delivering accurate and reliable information to the media, financial analysts, stockholders, brokers, and other members of the public. All public disclosures, including forecasts, press releases, speeches, and other communications, are intended to be honest, accurate, timely, and representative of the facts. To ensure consistent and accurate delivery of company information, employees are not authorized to answer questions from the news media, securities analysts, stockholders, or other members of the public. Please direct all inquiries to the Director of Marketing Communications, who will direct the inquiry to the AtriCure employee who is authorized to speak to the media. When approached for information, you must record the name of the person making the inquiry and immediately notify the Director of Marketing Communications or Chief Financial Officer. AtriCure Code of Conduct 27

Company Property Theft, damage, carelessness, and waste have a direct impact on AtriCure’s success. We must commit to protecting AtriCure’s physical assets from theft, damage, loss, or misuse. This includes our facilities, vehicles, merchandise, and supplies. If you suspect any form of fraud or theft, you must report it to your manager immediately. AtriCure’s property can only be used for business purposes and such other purposes as are approved by the Company. No employee or board member may take, make use of, or knowingly misappropriate AtriCure’s assets for personal use, for use by another party, or for an improper or illegal purpose. The unauthorized removal, disposal, or destruction of anything of value belonging to AtriCure, including both physical items and electronic information, is prohibited. Refer to the Company Asset Use Policy for more information. Intellectual property is a vital component of AtriCure and consists of any of AtriCure’s patents, trademarks, copyrights, or other intangible assets, such as ideas, inventions, processes, or designs created at company expense, on work time, using AtriCure resources or within the scope of the employees’ job duties. Management will identify any new AtriCure inventions and direct them to the Legal Department for protection. You should report any suspected misuse of AtriCure’s intellectual property to the Legal Department. Refer to the Non-Competition, Proprietary Information, and Inventions Agreement for more details. Government Requests for Information and Facility Visits AtriCure cooperates with all government departments and agencies in any authorized request for information or for a facility inspection or other visit. Management will represent AtriCure in such situations and will determine what information is appropriate to supply to visitors. If you are contacted by any government agency with such a request for information or for a facility inspection or other visit, contact AtriCure’s CFO or Compliance Officer. Requests for Waivers While some standards in this Code require strict application (and exceptions or waivers are not allowed), others do allow for waivers. For example, minor conflicts of interest might be resolved by disclosing the conflict to all interested parties. Any waiver of this Code for board members and officers must be approved by the full board. Employees, who are not officers or board members and believe they merit a waiver, should first contact their manager. If the manager agrees that a waiver is warranted, the manager may forward a written request for a waiver to the Compliance Officer, who will review the request. 28 AtriCure Code of Conduct

ATRICURE, INC. CORPORATE HEADQUARTERS 7555 Innovation Way Mason, Ohio 45040 USA www.atricure.com ATRICURE – MINNETONKA 130 Cheshire Lane, Suite 250 Minnetonka, MN 55305 USA ATRICURE – SAN RAMON 2420 Camino Ramon, Suite 110 San Ramon, CA 94583 USA ATRICURE – EUROPE BV De Entrée 260 1101 EE Amsterdam Z.O. Netherlands AtriCure, Inc. Code of Conduct POL-002-000 / Version: 01 Effective Date: Nov. 1, 2017 30 Atricure